Stanley Higgins
Senior Director
Listing Qualifications
The Nasdaq Stock Market LLC
+1 301 978 8041

March 12, 2020

Mr. Scott Mahoney
Chief Executive Officer
Taronis Technologies, Inc.
300 W. Clarendon Avenue, Suite 230
Phoenix, AZ 85013

Re: Taronis Technologies, Inc. (the "Company") – Staff Determination
Nasdaq Symbol: TRNX

Dear Mr. Mahoney:

As you are aware, on June 27, 2019, the Company was before a Nasdaq Hearings Panel ("the Panel") to request an exception to comply with the minimum $1 bid price requirement for continued listing under Listing Rule 5550(a)(2) (the "Rule"). In a decision dated July 11, 2019, the Panel provided the Company until September 19, 2019, to demonstrate a closing bid price of $1 or more for a minimum of 20 consecutive trading days. Additionally, the Panel's decision required the Company to demonstrate its ability to maintain compliance to the satisfaction of the Panel, through November 4, 2019.

Subsequently, on November 19, 2019, the Panel determined that the Company complied with the terms of July 11, 2019 decision. However, the Panel determined to impose a Panel Monitor until November 4, 2020.[1] According to the terms of the Panel Monitor, the Company was required to notify the Panel, in writing, in the event of a closing bid price below $1 on any trading day, and in the event the Company falls out of compliance with any other applicable listing requirement. Furthermore, should the Company evidence a closing bid price of under $1.00 for 30 consecutive trading days at any point during the Monitor, the Panel will provide written notice to the Company

[1] Listing Rule 5815(d)(4)(A), states that: "If the Hearings Panel or the Listing Qualifications Department determines that a Company under Hearings Panel monitor fails any listing standard during the monitor period, the Staff will issue a Staff Delisting Determination and the Hearings Department will promptly schedule a new hearing, with the initial Hearings Panel or a newly convened Hearings Panel if the initial Hearings Panel is unavailable. The hearing may be oral or written, at the Company's election. Notwithstanding Rule 5810(c)(2), the Company will not be permitted to provide the Listing Qualifications Department with a plan of compliance with respect to any deficiency that arises during the monitor period, and the Listing Qualifications Department will not be permitted to grant additional time for the Company to regain compliance with respect to any deficiency. The Hearings Panel will consider the Company's compliance history when rendering its Decision."

that it will promptly conduct a hearing with regards to this deficiency. The Company will have the opportunity to respond/present to the Panel as provided by Listing Rule 5815(d)(4)(A). The Company's securities may be at that time be delisted from The Nasdaq Stock Market.

As of the date of this letter, the Company's bid price has closed below $1 per share from January 28, through March 11, 2020, or for 30 consecutive trading days. As a result, the Company no longer complies with the Rule.

Accordingly, unless the Company requests an appeal of this determination as described in further detail below, we have determined that the Company's securities will be scheduled for delisting from The Nasdaq Capital Market and will be suspended at the opening of business on March 23, 2020, and a Form 25-NSE will be filed with the Securities and Exchange Commission (the "SEC"), which will remove the Company's securities from listing and registration on The Nasdaq Stock Market.

The Company may appeal Staff's determination to a Hearings Panel (the "Panel"), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. Please use the link, "Hearing Requests & Process" on the attached chart for detailed information regarding the hearings process. If you would like additional information regarding the hearings process, please call the Hearings Department at +1 301 978 8203.

A hearing request will stay the suspension of the Company's securities and the filing of the Form 25-NSE pending the Panel's decision. Hearing requests should not contain arguments in support of the Company's position. The request for a hearing and confirmation of payment should be submitted electronically through our Listing Center[2] and must be received by the Hearings Department no later than 4:00 p.m. Eastern Time on March 19, 2020.

The Company will be asked to provide a plan to regain compliance to the Panel. Accordingly, the Company may wish to consider presenting a plan that includes a discussion of the events that it believes will enable it to regain compliance in this time frame and a commitment to effect a reverse stock split, if necessary.[3]

Listing Rule 5835 prohibits communications relevant to the merits of a proceeding under the Listing Rule 5800 Series between the Company and the Hearings Department unless Staff is provided notice and an opportunity to participate. In that regard, Staff waived its right to participate in any oral communications between the Company and the Hearings Department. Should Staff determine to revoke such waiver, the Company will be immediately notified, and the requirements of Listing Rule 5835 will be strictly enforced.

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[2] To utilize our electronic form process, please create a user account, if you have not already done so. Once you create a user account, you can begin completing the Hearing Request Form. At any time, you may save your work and complete it at a later time. Upon submission, you will receive a confirmation email. Please note that prior to starting you will need the following company information: current trading symbol, Central Index Key (CIK) code or CUSIP.

[3] Panels do not typically consider a plan that relies on the market reaction to news as a definitive plan.

Our Rules require that the Company promptly disclose receipt of this letter by either filing a Form 8-K, where required by SEC rules, or by issuing a press release. The announcement needs to be made no later than four business days from the date of this letter and must include the continued listing criteria that the Company does not meet, and a description of each specific basis and concern identified by Nasdaq in reaching the determination.[4] The Company must also submit the announcement to Nasdaq's MarketWatch Department.[5] If the public announcement is made between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the announcement to Nasdaq's MarketWatch Department at least ten minutes prior its public release. If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time. Please note that if you do not make the required announcement trading in your securities will be halted.[6]

If the Company does not appeal Staff's determination to the Panel, the Company's securities may be eligible to continue to be quoted on the OTC Bulletin Board or in the "Pink Sheets." If you have any questions about such quotation please contact FINRA's Compliance Unit at +1 240 386 5100.

If you have any questions, please contact Moira Keith, Associate Director, at +1 301 978 8052.

Sincerely,

Enclosures

[4] Listing Rule 5810(b). See FAQ #428 available on the Nasdaq Listing Center.
[5] The notice must be submitted to Nasdaq's MarketWatch Department through the Electronic Disclosure submission system available at nasdaq.net/ED/IssuerEntry.
[6] Listing IM-5810-1.